ANALEX CORPORATION                                     NEWS RELEASE
2677 Prosperity Avenue
Suite 400
Fairfax, Virginia 22031
Tel:  (703) 852-4000
Fax: (703) 852-2200
www.analex.com                          Release:  IMMEDIATE
                                        For:      ANALEX CORPORATION
                                                  (Symbol: NLX)
Contact:  Amber Gordon
          (703) 852-1392

          ANALEX ANNOUNCES 2nd QUARTER 2006 FINANCIAL RESULTS

Fairfax, VA, July 31, 2006 - Analex Corporation (Amex: NLX), a leading provider of mission-critical professional services to federal government clients, today reported second quarter 2006 revenue of $37.9 million, a 4% increase over 2005 second quarter revenue of $36.5 million. For the six months ended June 30, 2006 revenue increased 16% to $73.4 million, up from $63.1 million in 2005.

     For the quarter ended June 30, 2006, earnings before interest, taxes, depreciation, and amortization (EBITDA), which Analex considers an appropriate and useful measure of its operating results, was $3.6 million. This 10% decrease in the quarter was primarily due to increased expenses related to marketing and business development, plus legal expenses of $200,000 recorded in connection with the Altus Associates judgment described in a Form 8-K filed June 8, 2006. For the six month period, EBITDA increased 8% to $7.0 million from $6.5 million in 2005. These operating results exclude the results of the Company's SyCom Services, Inc. subsidiary which was sold effective April 1, 2006 and is reported as a discontinued operation.

     Various cash and non-cash accretion charges associated with acquisition financing activities result in a second quarter net loss for common shareholders of $1.2 million, or ($0.07) per share, compared to a net loss of $1.9 million, or ($0.12) per share for the second quarter of 2005. For the second quarters of 2006 and 2005, the charges associated with acquisition financing were $2.1 million of non-cash interest and accretion, and $800,000 of dividends. For the six months ended June 30, 2006 and 2005, the net loss for common shareholders was $3.1 million, or ($0.19) per share, versus $2.5 million, or ($0.16) per share. For the six months ended 2006 and 2005, respectively, the charges associated with acquisition financing were $4.1 million and $3.5 million of non-cash interest and accretion, and $1.6 million and $1.2 million of dividends.

     Sterling Phillips, Analex's Chairman and CEO, stated, "We're pleased that second quarter 2006 results reflect continued growth in our top line performance. We are beginning to see a return on our increased investment in new business development with more than $150 million of new contract awards through July. We are well-positioned to achieve double-digit organic growth for the second half of the year and to achieve our growth goals for 2007."

Webcast Today
The Company has scheduled a webcast / conference call for 11:00 a.m.
(ET), today, during which Mr. Phillips and Mr. Wayne Grubbs, Senior Vice President and CFO, will make a brief presentation regarding second quarter results and operating trends. A question-and-answer session will follow. Interested parties can listen to the conference call over the Internet by logging on to Analex's website at www.analex.com at the scheduled time and following the sign-in instructions. A replay of the conference call and question / answer session will be available on the Internet after 1:00 p.m. (ET) today,
and can be accessed on Analex's website.   The replay will also be
available until Thursday, August 31, 2006, to hear via telephone at 888-286-8010 (replay pass code: # 81591829). The International dial in replay number is 617-801-6888.

About Analex
Analex (www.analex.com) specializes in providing intelligence, systems engineering and security services in support of our nation's security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and providing a full range of security support services to the U.S. government. The Company's stock trades on the American Stock Exchange under the symbol NLX. Analex investor relations can be reached at amber.gordon@analex.com or 703-852-1392.

PLEASE NOTE: Statements in this press release relating to plans, strategies, economic performance and trends and other statements, including statements containing the words "anticipate," "believe," "could," "expect," "intend," "may," "plan," "potential," "should," and "will," and similar expressions which are not descriptions of historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by these statements. In addition to those risks specifically mentioned in the reports filed by the Company with the Securities and Exchange Commission (including the Company's Form 10-K for the most recently completed fiscal year), such risks and uncertainties include, but are not limited to: the Company's dependence on contracts with U.S. federal government agencies, particularly within the U.S. Department of Defense and NASA, for substantially all of our revenue; changes in the spending priorities of the federal government; government contract procurement and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); the likelihood of success in growing the Company's business through acquisition or otherwise, including the risk that the expected benefits of the acquisition may not be realized; growth in the government contracting arena and in the economy in general. These forward looking statements reflect the Company's current beliefs; however developments and events subsequent to this document are likely to cause these statements to become outdated. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise, accept as provided by law.

                        FINANCIAL TABLES FOLLOW

                                    Analex Corporation
                                 Selected Financial Data
                                       (unaudited)
                                            Three Months Ended                    Six Months Ended
                                                June 30                               June 30
                                   ----------------------------------      ---------------------------------
                                          2006               2005               2006               2005
                                   -----------------   --------------      --------------     --------------
Revenue                            $      37,907,100   $   36,548,500      $   73,438,300    $    63,128,600
Cost of revenue                           30,476,700       28,939,700          59,513,300         50,544,400
SG&A                                       3,874,900        3,643,500           6,896,800          6,080,200
Amortization                                 852,500          989,100           1,766,900          1,479,100
Depreciation                                 237,400          194,400             484,100            273,800
                                   -----------------   --------------      --------------     --------------
Operating costs and expenses              35,441,500       33,766,700          68,661,100         58,377,500
                                   -----------------   --------------      --------------     --------------
Operating income                           2,465,600        2,781,800           4,777,200          4,751,100

Total interest expense, net               (1,145,700)        (996,200)         (2,332,300)        (1,759,200)
                                   -----------------   --------------      --------------     --------------
Income from continuing
  operations before income taxes           1,319,900        1,785,600           2,444,900          2,991,900
Provision for income taxes                   384,800        1,298,500             993,900          1,885,000
                                   -----------------   --------------      --------------     --------------
Income from continuing operations            935,100          487,100           1,451,000          1,106,900
                                   -----------------   --------------      --------------     --------------
Income (loss) from discontinued
  operations, net of income taxes              8,500           (4,300)           (151,200)            65,600

Income on disposal of discontinued
  operations net of income taxes             226,300            6,700             226,300              6,700
                                   -----------------   --------------      --------------     --------------
Net income                                 1,169,900          489,500           1,526,100          1,179,200
                                   -----------------   --------------      --------------     --------------

Dividends on convertible
  preferred stock                            780,000          781,900           1,560,000          1,181,400

Accretion of convertible
  preferred stock                          1,568,200        1,588,800           3,113,900          2,526,300
                                   -----------------   --------------      --------------     --------------
Net loss attributable to common
  shareholders                       $   (1,178,300)    $  (1,881,200)     $   (3,147,800)   $    (2,528,500)
                                   =================   ==============      ==============    ===============

Net loss attributable to common
  shareholders per share:
  Continuing operations
    Basic and diluted                $        (0.08)    $       (0.12)     $        (0.19)   $         (0.16)
                                   =================   ==============      ==============    ===============
  Discontinued operations
    Basic and diluted                $         0.01     $        0.00      $         0.00    $          0.00
                                   =================   ==============      ==============    ===============
Net loss attributable to common
  shareholders:
    Basic and diluted                $        (0.07)    $       (0.12)     $        (0.19)   $         (0.16)
                                   =================   ==============      ==============    ===============
Weighted average number of shares:
    Basic and diluted                    16,706,056        15,821,971          16,988,890         15,623,730
                                   =================   ==============      ==============    ===============

                               Analex Corporation
                             Selected Financial Data
                                   (unaudited)


                                           Balance Sheet Data
                               ------------------------------------------
                                 June 30, 2006          December 31, 2005
                               -------------------    -------------------
Current assets                $         36,825,000    $      39,402,800
Property and equipment, net              2,735,500            2,726,000
Goodwill, contract rights,
  and other intangibles, net            87,354,800           88,291,800
Other assets                               582,200              671,700
                               -------------------    -------------------
     Total assets             $        127,497,500    $     131,092,300


Current liabilities           $         20,738,600    $      16,963,700
Long-term liabilities                   31,136,600           38,937,800
                               -------------------    -------------------
Total liabilities                       51,875,200           55,901,500
Convertible preferred stock             39,343,500           36,229,600
Shareholders' equity                    36,278,800           38,961,200
                               -------------------    -------------------
     Total liabilities,
convertible preferred stock
and shareholders' equity      $        127,497,500     $     131,092,300
                              ====================    ====================

Reconciliation of Non-GAAP Measures:

Reconciliation of Operating Income (EBIT) to EBITDA:

                              Three Months Ended                              Six Months Ended
                                    June 30,                                     June 30,
                 ---------------------------------------   -----------------------------------------------
                      2006             2005       Change         2006                 2005         Change
                 --------------   ------------    ------   -----------------    ----------------   -------
Revenue          $   37,907,100   $ 36,548,500      4%      $    73,438,300      $   63,128,600      16%
EBIT                  2,465,600      2,781,800    (11%)           4,777,200           4,751,100       1%
EBIT margin                 6.5%           7.6%                         6.5%                7.5%
Amortization            852,500        989,100                    1,766,900             273,800
Depreciation            237,400        194,400                      484,100           1,479,100
                 --------------   ------------    ------   -----------------    ----------------   -------

EBITDA           $    3,555,500   $  3,965,300    (10)%     $     7,028,200      $    6,504,000       8%
                 ==============   ============    ======   =================    ================   =======
EBITDA margin               9.4%          10.8%                         9.6%                10.3%
                 ==============   ============    ======   =================    ================   =======

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